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                                                                     EXHIBIT 3.3

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            Carson Products Company


          This Restated Certificate of Incorporation was duly adopted in accordance with Sections 245 and 242 of the General Corporation Law of the State of Delaware. The original certificate of incorporation of the corporation was filed with the Secretary of State of Delaware on March 20, 1990 under the name "Aminco, Inc." This Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation to read in its entirety as follows:

          FIRST:  The name of the corporation is Carson Products Company.

          SECOND: The address of the corporation's registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) shares, of which one hundred
(100) shares shall all be shares of common stock, the par value of which shall be one cent (.01) per share.

          FIFTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. No repeal or modification of this Article FIFTH shall apply to or have any effect on the liability or alleged liability or any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

          SIXTH: The directors shall have power to make, alter or repeal by-laws, except as may otherwise be provided in the by-laws.

          SEVENTH: Elections of directors need not be by written ballot, except as may otherwise be provided in the by-laws.
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                                      -2-

          IN WITNESS WHEREOF, Carson Products Company has caused this certificate to be signed by its Executive Vice President, this 23rd day of August, 1995.



                                 /s/ Bradford Creswell
                                 --------------------------------
                                 Bradford Creswell
                                 Executive Vice President